UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

Bluegreen Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-09292	03-0300793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 4, 2012, Bluegreen Corporation (the “Company”) completed the sale to Southstar Development Partners, Inc. (“Southstar”) of substantially all of the assets comprising the Company’s Bluegreen Communities business pursuant to the previously disclosed Purchase and Sale Agreement, as amended (the “Agreement”), between seven of the Company’s subsidiaries and Southstar. Under the terms of the Agreement, Southstar paid $29.0 million in cash for the assets, inclusive of previously paid deposits totaling $4.5 million. Southstar has also agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the Agreement) that Southstar receives upon its sale, if any, of two specified parcels of real estate purchased by Southstar under the Agreement.

Assets excluded from the sale primarily included the Company’s notes receivable portfolio related to Bluegreen Communities. The Company’s subsidiaries will generally remain responsible for commitments and liabilities relating to previously completed developments and assets not sold to Southstar as well as liabilities not assumed by Southstar under the Agreement, including those related to Bluegreen Communities’ operations prior to the closing of the transaction.

J. Larry Rutherford, who served as a member of the Company’s Board of Directors until April 30, 2011, is the President and Chief Executive Officer of Southstar.

On May 4, 2012, the Company issued a press release announcing the consummation of the transaction. A copy of the press release is included as Exhibit 99.1 hereto.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, certain of the assets which were sold to Southstar under the Agreement served as collateral under the Company’s H4BG Communities Facility. Under the terms of the H4BG Communities Facility, the entire amount of the debt outstanding under the facility, which was approximately $20.2 million in principal amount as of May 4, 2012, accelerated and became immediately due upon the closing of the transaction. On May 4, 2012, the Company satisfied this obligation in full, together with accrued interest and the $2.0 million deferred fee required under the terms of the facility, with the proceeds it received in the transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated May 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2012	BLUEGREEN CORPORATION

	By:	/s/ Anthony M. Puleo
Anthony M. Puleo
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 4, 2012